Exhibit 99.1


         Stanley Morten Joins Register.com Board of Directors


    NEW YORK--(BUSINESS WIRE)--Nov. 19, 2002--Register.com, Inc. (NASDAQ: RCOM), a leading provider of global domain name registration and Internet services, announced today that Stanley 'Bud' Morten, has been appointed to the Company's Board of Directors.
    Mr. Morten will also serve as Chairman of the Board's Audit Committee. He fills the vacancy left by Samantha McCuen, who retired from the Company's Board of Directors in September.
    Mr. Morten, who is known as 'Bud,' is a private investor with a focus on the biotechnology industry. Most recently, he served as Chief Operating Officer of Punk, Ziegel & Company until July 2000. Beginning in 1968, Mr. Morten served various research, management and corporate finance functions at Wertheim & Co. until the firm's acquisition by Schroders plc in 1994. Mr. Morten was an Institutional Investor magazine-ranked analyst for ten consecutive years. His subsequent roles at Wertheim & Co. included Director of Research starting in 1982, General Partner starting in 1983, Executive Committee Member starting in 1988 and Equity Services Division Head starting in 1991.
    "We are pleased to have someone with Bud's depth of experience become a member of Register.com's Board," said Richard D. Forman, President & Chief Executive Officer of Register.com.
    Mr. Morten currently serves on the Board of Directors of WPP Group, plc (NASDAQ: WPPGY), where he is the Senior Independent Director, the Chairman of the Compensation Committee and a member of the Audit and of the Nominations Committees. He is also Chairman of Morten Paper & Metal, Inc. Mr. Morten received his B.A. in Economics with honors from Lake Forest College in 1966 and his M.B.A. from Harvard Business School in 1968. He has been a Chartered Financial Analyst and a member of the Association for Investment Management and Research since 1977.
    "I am excited to join Register.com's Board at this juncture in the Company's evolution," said Mr. Morten. "Based on its attractive core business and its exceptionally strong financial condition, the Company has many opportunities to enhance shareholder value in the future. I hope to assist management and the Board toward that end."

    About Register.com

    Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

    In October 2002, Register.com was named among Deloitte & Touche's Technology Fast 50 in New York. The company was founded in 1994 and is based in Manhattan.

    Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainties caused by the current economic slowdown which is impacting our business and our customers' businesses, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of its registration services, uncertainty of regulations related to the domain registration business and the Internet, generally, the rate of growth of the Internet and domain name industry, and other factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended June 30, 2002. Register.com undertakes no obligation to update any of the forward-looking statements after the date of this press release.


    CONTACT: Register.com, New York
             Investor Relations:
             Stephanie Marks, 212/798-9169
             smarks@register.com